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                                                                EXHIBIT (10)(bb)

                             AMENDED AND RESTATED
                          CHANGE OF CONTROL AGREEMENT
                          ---------------------------

     THIS AMENDED AND RESTATED AGREEMENT, dated January 18, 2000 by and between C-COR.net Corp., a Pennsylvania corporation (the "Company"), AND
________________________________ (the "Employee").

                                    Recital
                                    -------

     A. Employee is an executive of the Company with significant policy making and operational responsibilities in the conduct of the Company's business.

     B. The Company recognizes that Employee is a valuable resource for the Company and the Company desires to be assured of the continued service of Employee.

     C. The Company is concerned that upon a possible or threatened change in control (as defined below), Employee may have concerns about the continuation of his/her employment and/or his/her status and responsibilities and may be approached by others with employment opportunities, and desires to provide Employee some assurance as to the continuation of his/her employment status and responsibilities on a basis consistent with that which he/she has earned in the event of such possible or threatened change in control.
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     D.   The Company desires to assure that if a possible change in control situation arises and Employee is involved in deliberations or negotiations in connection therewith, that Employee would be in a secure position to consider and/or negotiate such transaction as objectively as possible and without implied threat to his/her financial well-being.

     E. The Company is concerned about the possible effect on Employee of the uncertainties created by any proposed change in control of the Company.

     F. Employee is willing to continue to serve but desires that in the event of such a change in control he/she will continue to have the responsibility, status, income, benefits and perquisites that he/she received immediately prior to that event.

     G. The Company and Employee have previously entered into a Change of Control Agreement (the "Original Agreement") and now desire to change their rights and obligations with respect to a change in control.

    H. The Company and Employee hereby amend and restate the Original Agreement in its entirety as follows.

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                                  Agreements
                                  ----------

     The parties do hereby agree as follows:

     1. Change in Control. The provisions of Section 2, 3 and 4 of this Agreement shall become operative upon a change in control of the Company, as hereinafter defined. For purposes of this Agreement, a "change in control" shall be deemed to have occurred if and when:

          (a) Subsequent to the date of this Agreement, any person or group of persons acting in concert shall have acquired ownership of or the right to vote or to direct the voting of shares of capital stock of the Company representing 30% or more of the total voting power of the Company, or

          (b) The Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than 50% of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation, or

          (c) The Company shall have sold more than 50% of its assets to another corporation or other entity or person, or

          (d) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, the persons who were

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Directors of the Company before such transaction cease to constitute a majority of Directors of the Company.

     2. Acceleration of Options Upon Change in Control. In the event of a change in control (without regard to whether the Employee's employment is terminated by reason of the change in control), all outstanding options held by the Employee, both exercisable and nonexercisable, shall be immediately exercisable regardless of the time the option has been held by Employee and shall remain exercisable until their original expiration date, subject to applicable requirements of the Internal Revenue Code (the "Code").

     3. Termination Within Eighteen (18) Months. In the event that the employment of Employee with the Company is terminated involuntarily, other than for gross misconduct, within eighteen (18) months after a change in control occurs:

          (a) Employee shall be entitled to receive an amount of cash equal to the sum of the following amounts:

               (i) two (2) times his/her annual salary at his/her rate on the date of termination of employment (but not less than two times Employee's annual salary prior to the change in control); and

               (ii) an amount equal to two (2) times the annual amount of the Company's matching contributions with respect to the Employee's Employee-Directed Contributions to the C-COR Electronics, Inc. Retirement Savings and Profit Sharing Plan (the

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"401(k) Plan") and deferral contributions to the C-COR Electronics, Inc.
Supplemental Executive Retirement Plan (the "SERP"), determined based on the rate(s) of the Company's matching contribution(s) and the rate(s) of the Employee's deferral contribution(s) to the 401(k) Plan and SERP, as applicable, on the date of the Employee's termination of employment (but not less than such rates as in effect on the date immediately preceding the change in control.) Such amount shall be paid to the Employee in a single sum in cash and shall not be contributed to either the 401(k) Plan or the SERP; and

               (iii) if the Employee terminates employment with the Company during but before the last day of a plan year for which the Company makes an Employer Discretionary Contribution to the 401(k) Plan, an amount equal to the amount that would have been contributed as an Employer Discretionary Contribution to the 401(k) Plan with respect to the Employee, based on his/her actual compensation for the plan year taken into account for purposes of the 401(k) Plan, and assuming that he/she had satisfied all other requirements (e.g., 1000 hours, employment on the last day of the plan year) needed to share in the allocation of such contribution. Such amount will be paid to the Employee as soon as practicable after the Company's Employer Discretionary Contribution for the plan year is paid to the 401(k) Plan; and

               (iv) if the Employee terminates employment with the Company prior to acquiring a 100% nonforfeitable interest in, as applicable, his/her Employer Matching Contribution Account and Employer Discretionary Contribution Account under the 401(k) Plan and/or his Employer Matching Contribution Account under the SERP, an amount equal to the fair market value of the nonvested portion of such account(s) under the 401(k) Plan and the

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SERP, determined as of the date the Employee terminates employment with the
Company and including the value of any investment earnings accrued with respect to the nonvested portion of such account(s) which have accrued but are unallocated as of such date; provided however, that if the Employee should be
                             ----------------
re-employed by the Company and receive the restoration of the nonvested portion of his/her Employer Matching Contribution Account and/or Employer Discretionary Contribution Account under the 401(k) Plan, then the Employee shall be obligated, within 30 days of the Company's demand following such restoration, to repay the full amount that had been paid to him/her under this paragraph 3(a)(iv) representing the fair market value of his/her nonvested account(s) under the 401(k) Plan.

          (b) Employee shall be entitled to receive an amount of cash equal to two times the average of the Profit Incentive Plan or the successor to such plan ("PIP") payments of the last two years awarded to him/her under the PIP of the Company, pursuant to the terms of such PIP as in effect immediately prior to such change in control. Such amount will be paid to the Employee within ten (10) days after termination of employment. If the Employee has not received PIP payments for eight full quarters at the officer level, the average annual PIP will be calculated by averaging the number of full quarters for which Employee's officer level PIP has been accrued (whether already paid or not paid) and annualizing that amount.

          (c) Employee shall continue for a period of 24 months from the date of his termination to be covered at the expense of the Company by the same or equivalent health, dental, accident, life and disability insurance coverages as he/she was enrolled in immediately prior to termination of his/her employment; provided, however, that Employee may elect to be

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paid in cash within thirty (30) days after termination of his/her employment an amount equal to the Company's cost of providing such coverages during such period.

          (d) If on the date of termination of employment, Employee were a participant in the Company's Supplemental Retirement Plan or the successor to such plan (the "CSRP"), Employee shall become eligible for the benefits payable under such CSRP and such benefits shall be paid to Employee, or if applicable, Employee's beneficiary, in the same manner, amounts and intervals as if Employee had, on the date of his/her termination of employment following a change in control, met the age and service requirements for normal retirement as defined in Section 3(a) of the CSRP. In the event the Employee's benefit from the CSRP begins to be paid before age 65, it shall not be actuarially adjusted to reflect its early commencement, notwithstanding any provision to the contrary in the CSRP.

     4.   Other Events. If Employee resigns from the Company within eighteen
(18) months after a change in control due to a "Good Reason", Employee shall be entitled to receive all payments and enjoy all of the benefits specified in
Section 3 hereof. For purposes of this Agreement, a "Good Reason" shall be if any one or more of the following events has occurred between the change in control and Employee's resignation:

          (a) A reduction or alteration in the nature or status of Employee's authorities, duties or responsibilities from those in effect immediately prior to the change in control; or

          (b) If the base salary paid by the Company to Employee is reduced by

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more than ten (10%) percent from his/her salary immediately prior to the change in control; or

          (c) If the Company requires Employee to relocate his/her principal place of work to a location more than forty (40) miles from the Employee's former place of work.

     5.   Excise Tax Gross-Up.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment by the Company to or for the benefit of the Employee pursuant to Sections 3 and 4 of this Agreement, or a portion thereof (a "Payment"), or (ii) any actual or deemed compensation income to the Employee, for purposes of Section 280G of the Code, resulting from the acceleration of the exercisability of the Employee's outstanding options pursuant to Section 2 of the Agreement ("Option Income"), would be subject to the excise tax imposed by Section 4999 of the Code (relating to excess parachute payments as described in Section 280G of the Code) (the "Excise Tax"), the Employee shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (but not including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment and/or Option Income.

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          (b) All determinations required to be made under this Section 5, including whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Section 5(b), shall be made by the firm of independent accountants engaged to audit the Company's financial statements (the "Accounting Firm") which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Employee within thirty (30) business days after (i) in the case of Option Income, the date of the change in control or such later date as such Option Income is treated as a payment in the nature of compensation for purposes of Section 280G of the Code, or (ii) the date the Employee terminates employment with the Company eligible for Payments under
Section 3 or 4 of this Agreement (or such earlier time as is requested by the Company). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within ten (10) business days after the Determination is delivered to the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee with respect to the Company's obligation to pay the Gross-Up Payment, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment not made by the Company should have been made (an "Underpayment"), or that a Gross-Up Payment will have been made by the Company which should not have been made (an "Overpayment"). In either such event, the Accounting Firm shall

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determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, following a final determination by a court or the Internal Revenue Service that any portion of the Payment or Option Income is subject to Excise Tax, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee. In the case of an Overpayment, the Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) the Employee shall not
                             --------  -------
in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he or she has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 5(a), which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee repaying to the Company an amount which is less than the Overpayment.

     6. Agreements Not Exclusive. The specific agreements referred to herein are not intended to exclude Employee's participation in other benefits available to executive personnel generally or to preclude other compensation benefits as may be authorized by the Board of Directors of the Company at any time, and shall be in addition to the provisions of any other employment or similar agreements.

     7. Enforcement Costs. The Company is aware that upon the occurrence of a

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change in control, the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Employee the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Employee not be required to incur the expenses associated with the enforcement of his/her rights under this agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits extended to Employee hereunder, nor be bound to negotiate any settlement of his/her rights hereunder under threat of incurring such expenses. Accordingly, if following a change in control, it should appear to Employee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Employee the benefits intended to be provided to Employee hereunder and that Employee has complied with all reasonable obligations related to Employee's employment with the Company, the Company irrevocably authorizes Employee from time to time to retain counsel of his/her choice at the direct expense and liability of the Company as provided in this Section 7, to represent Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Employee entering into an attorney-client relationship with such counsel, and in that connection

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the Company and Employee agree that a confidential relationship shall exist between Employee and such counsel. The reasonable fees and expenses of counsel selected from time to time by Employee as hereinabove provided shall be paid or reimbursed to Employee by the Company on a regular, periodic basis upon presentation by Employee of a statement or statements prepared by such counsel in accordance with its customary practices up to a maximum aggregate amount of $500,000, said amount to be "grossed up" to cover federal and state income taxes. The amount of the gross up shall be calculated in accordance with the following formula: A/ (1-R), where A is the amount of legal fees and R is the combined highest marginal tax rate applicable to employee in the tax year that the payment is made.

     8. No Set-Off. The Company shall not be entitled to set-off against the amount payable to Employee any amounts earned by Employee in other employment after termination of his/her employment with the Company, or any amounts which might have been earned by Employee in other employment had he/she sought other employment. The amounts payable to Employee under this Agreement shall not be treated as damages but as severance compensation to which Employee is entitled by reason of termination of his/her employment in the circumstances contemplated by this Agreement. However, a set-off may be taken by the Company against the amounts payable to Employee for expenses covering the same or equivalent hospital, medical, accident, and disability insurance coverages as set forth in
Section 3(c) of this Agreement if such benefits are paid for the Employee by a new employer after Employee's termination of employment by the Company under
Section 3 hereof or after Employee's resignation under Section 4 hereof.

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     9.  Termination. This Agreement has no specific term, but shall terminate if, prior to a change in control of the Company, the employment of Employee with the Company shall terminate, so long as such termination was not in anticipation of or related to change in control.

     10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of Employee and his/her legal representatives, heirs, and assigns. The Company shall require any successor or surviving entity in any change in control ("Successor"), by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any Successor in accordance with the operation of law and such Successor shall be deemed the "Company" for purposes of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee and his/her personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.

     11. Severability. In the event that any Section, paragraph, clause or other provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction for any reason, such Section, paragraph, clause or other provision shall be enforceable in any other jurisdiction in which valid and enforceable and, in any event, the remaining Sections, paragraphs, clauses and other provisions of this Agreement shall be unaffected and shall remain in full force and effect to the fullest extent permitted by law.

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     12. Governing Law. This Agreement shall be interpreted, construed and governed by the laws of the Commonwealth of Pennsylvania.

     13. Headings. The headings used in this Agreement are for ease of reference only and are not intended to affect the meaning or interpretation of any of the terms hereof.

     14. Gender and Number. Whenever the context shall require, all words in this Agreement in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

     IN WITNESS WHEREOF, this Agreement has been executed the date and year first above written.

ATTEST:                                     C-COR.net Corp.

_________________________               By: ___________________________________

                                            ___________________________________
                                            Employee

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